UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 11, 2017

SQN Asset Income Fund V, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-211626	81-1184858
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Arboretum Drive, Suite 105 Portsmouth, New Hampshire	03801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(603) 294-1420

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operation and Financial Condition.

On July 1, 2017, SQN Asset Income Fund, V, L.P (“Fund V”) paid a quarterly distribution to its limited partners at a rate of 6.5% per annum. This distribution rate reflects an increase of 0.5% per annum above the targeted distribution rate of 6.0% per annum stated in Fund V’s current prospectus dated April 6, 2017. Fund V’s general partner will continue to target quarterly distributions at the rate stated in the current prospectus, however, Fund V’s general partner reserves the right to increase the distribution rate to the extent that there is sufficient cash available to support such distribution.

Item 8.01. Other Events.

On June 26, 2017, Fund V entered into a financing agreement to provide $1,184,849.60 to a company that provides cold storage warehousing facilities in the Seattle-Tacoma metropolitan region of North West Washington. The warehouses provide both short and long term storage for dry, chilled, and frozen goods and are strategically located by the Port of Seattle (one of the largest container ports on the Pacific coast) as well as nearby SeaTac International Airport. The funds were used to acquire warehouse racking that is fundamental to the operation of the company’s state of the art cold storage facility. The equipment has an expected useful life well in excess of the 36 month term, with more than 60% of the principal due to be paid back with interest within the first year. The loan is secured by a first position lien in the new racking as well as a guarantee from the principal of the borrower.

Also on June 26, 2017, Fund V entered into a loan agreement with a Subway Restaurant franchisee operating outside New York City. The transaction provided $150,000 in financing for the remodeling of the restaurant to be repaid over a 48 month term. The loan is secured by an all asset lien with respect to the subject restaurant, personal guarantees from the principals as well as a corporate guarantee from an affiliated entity that also owns and operates another Subway Restaurant franchise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2017	SQN Asset Income Fund V, L.P.

	By:	SQN AIF V GP, LLC, its general partner

By:	/S/ Claudine Aquillon
Claudine Aquillon
Chief Executive Officer